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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference into this Registration Statement on Form S-1 of our report, dated January 31, 1998 (except for Note 16 as to which the date is April 14, 1998), on our audits of the consolidated financial statements of ATG Inc. and subsidiary, which report is contained in the Registration Statement on Form S-1 (Registration No. 333-46107). We also consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Prospectus included in the Registration Statement (Registration No. 333-46107), which Prospectus is incorporated by reference into this Registration Statement.

                                          Coopers & Lybrand L.L.P.

San Jose, California
May 7, 1998